Exhibit 23.4

[LEE KEELING AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-4 of Chesapeake Energy Corporation to be filed on or about November 26, 2008, of information from our reserve report dated February 14, 2008, entitled “Estimated Oil and Gas Properties Interest Owned by Chesapeake Energy Corporation Selected Properties Constant Prices and Expenses Effective Date January 1, 2008.” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

By:	/s/ LEE KEELING AND ASSOCIATES, INC.
Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

November 26, 2008